EXHIBIT 3.2c

ARTICLES OF MERGER

OF

WISE METALS TRADING LLC

into

WISE METALS GROUP LLC

(Surviving Limited Liability Company)

Dated: July 24, 2003

The undersigned limited liability company formed and existing under and by virtue of the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq. (the “LLC Act”), does hereby certify:

FIRST: The name and jurisdiction of formation or organization of each of the constituent entities (each an “Entity”) which is to merge are as follows:

Name	Jurisdiction of Formation or Organization
Wise Metals Group LLC	Delaware
Wise Metals Trading LLC	Delaware

SECOND: The following Agreement and Plan of Merger has been approved and executed (i) by Wise Metals Trading LLC in accordance with Section 18-209 of the LLC Act and (ii) by Wise Metals Group LLC (the “Non-Surviving Entity”) in accordance with Section 18-209 of the LLC Act:

A.	Merger of Non-Surviving Entity into Wise Metals Trading LLC

On the Effective Date (as defined in Article Fourth), the Non-Surviving Entity shall be merged with and into Wise Metals Group LLC, a Delaware limited liability company, which latter limited liability company shall be the surviving limited liability company (the “Surviving Entity”).

Thereafter, the separate existence of the Non-Surviving Entity shall cease and thereupon the Non-Surviving Entity and Wise Metals Group LLC shall be a single limited liability company, and such Surviving Entity shall be governed by the LLC Act.

B.	Vesting of Assets and Liabilities of the Non-Surviving Entity and the Surviving Entity

On the Effective Date (as defined in Article Fourth), all rights, immunities, privileges, powers and franchises of each of the Entities, all property, real, personal and mixed, tangible and intangible, all debts due on accounts, and all causes of action and rights to bring an action belonging to the Non-Surviving Entity shall vest in the Surviving Entity without further act or deed as they were vested in the Non-Surviving Entity, and the title to any real estate, whether vested by deed or otherwise, or a leasehold interest in real estate, shall not revert or be in any way impaired by reason of the merger; and the Surviving Entity shall thenceforth assume and be responsible for all such debts, liabilities, obligations and duties of the Non-Surviving Entity and all such debts, liabilities, obligations and duties shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Entity.

The liabilities existing on the Effective Date of each Entity or of its respective officers shall not be affected, nor shall the rights of creditors thereof or of any person dealing with any Entity, or any liens upon the property of any of the Entities, be impaired by the merger, and all rights of creditors and all liens upon the property of any of the Entities shall be preserved unimpaired, and any action or proceeding pending by or against any of the Entities may be prosecuted to judgment the same as if the merger had not taken place, which judgment shall bind the Surviving Entity, or the Surviving Entity may be proceeded against or substituted in its place.

C.	Certificate of Formation

The Certificate of Formation of Wise Metals Group LLC shall be the Certificate of Formation of the Surviving Entity.

D.	Limited Liability Company Agreement

The Limited Liability Company Agreement, as amended, of Wise Metals Group LLC shall be the Limited Liability Company Agreement of the Surviving Entity.

E.	Officers

All persons holding office in Wise Metals Group LLC on the Effective Date (as defined in Article Fourth) shall remain on such date officers of the Surviving Entity, in the same capacities and with the same titles, powers and responsibilities, and shall hold office subject to the Limited Liability Company Agreement of the Surviving Entity from the Effective Date and for the same term and subject to the same conditions as such offices in the Surviving Entity were held immediately prior to such date. All persons serving as officers of the Non-Surviving Entity prior to the Effective Date shall cease holding their respective offices as of the Effective Date.

F.	Cancellation of Non-Surviving Entity Membership Interests

On the Effective Date (as defined in Article Fourth), by virtue of the merger and without any further action on the part of any of the Entities or their respective members, the limited liability company interest in the Non-Surviving Entity owned and held by Wise Metals Group LLC shall be canceled.

G.	Assets, Liabilities, Reserves, and Accounts

Upon the Effective Date (as defined in Article Fourth), the assets, liabilities, reserves, and accounts of each Entity shall be taken upon the books of the Surviving Entity at the amounts at which they, respectively, shall then be carried on the books of such

Entities, subject to such adjustments, or eliminations of intercompany items, if any, as may be appropriate in giving effect to the merger.

H.	Acts and Employees of the Non-Surviving Entity

All acts, plans, policies, approvals and authorizations of the Non-Surviving Entity, its members, committees (whether elected or appointed), officers and agents, which were valid and effective immediately prior to the Effective Date (as defined in Article Fourth) shall be taken for all purposes as the acts, plans, policies, approvals, and authorizations of the Surviving Entity, and shall be as effective and binding thereon as the same were with respect to the Non-Surviving Entity. The employees and agents of the Non-Surviving Entity shall become employees and agents of the Surviving Entity, and continue to be entitled to the same rights and benefits, and subject to the same obligations and responsibilities, which they had as employees and agents of the Non-Surviving Entity.

I.	Termination

The Plan of Merger may be terminated and abandoned by resolutions of the members of the Entities at any time prior to the Effective Date (as defined in Article Fourth) if circumstances develop which in the opinion of such members make proceeding with the merger inadvisable. In the event of the termination and abandonment of the merger pursuant to the foregoing provisions, the Plan of Merger shall become void and have no effect, without any liability on the part of any of the Entities, their members, or officers in respect thereof.

J.	Governing Law

The Plan of Merger shall be governed by the laws of the State of Delaware, without giving effect to choice of law principles thereof.

THIRD: The name of the surviving Delaware limited liability company is Wise Metals Group LLC.

FOURTH: The merger of the Non-Surviving Entity with and into Wise Metals Group LLC shall become effective on August 31, 2003 (the “Effective Date”).

FIFTH: The principal address of Wise Metals Group LLC is 857 Elkridge Landing Road, Linthicum, Maryland 21240. A copy of the Agreement and Plan of Merger is on file at this address. The address of Wise Metals Group LLC’s registered agent in Delaware is c/o RL&F Service Corp., One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

SIXTH: The foregoing merger is permitted by Delaware Limited Liability Act Section 18-209, and Wise Metals Group LLC and the Non-Surviving Entity have complied with such law in effecting the foregoing merger.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity, on request and without cost, to its Members and to the Member of the Non-Surviving Entity.

IN WITNESS WHEREOF, Wise Metals Group LLC has caused these Articles of Merger to be executed by its duly authorized officer on the date first above written.

WISE METALS GROUP LLC Surviving Entity

By:	/s/ DANNY MENDELSON
Name:	Danny Mendelson
Title:	Executive VP/CFO

Authorized and Acknowledged:

WISE METALS TRADING LLC Non-Surviving Entity By: Wise Metals Group LLC, its sole member

By:	/s/ DANNY MENDELSON
Name:	Danny Mendelson
Title:	Executive VP/CFO